EXHIBIT A

2007 EMPLOYEE STOCK
INCENTIVE PLAN
OF
AMTECH SYSTEMS, INC.

Section 1. Purpose of Plan

     The purpose of this 2007 Employee Stock Incentive Plan (this “Plan”) of Amtech Systems, Inc., an Arizona corporation (the “Company”), is to enable the Company and any subsidiary corporation (as the term is defined in Code Section 424(f), hereinafter each a “Subsidiary” or the plural “Subsidiaries”) to attract, retain and motivate their officers and other key employees, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

Section 2. Administration of Plan

     2.1 Composition of Committee. This Plan shall be administered by the Compensation and Option Committee of the Board of Directors (the “Committee”), as appointed from time to time by the Board of Directors. The Committee shall act pursuant to a majority vote or unanimous written consent. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof. Notwithstanding the foregoing, with respect to any Award that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company (who may but need not be members of the Committee) and may delegate to any such Subcommittee(s) the authority to grant Awards, as defined in Section 5.1 hereof, under the Plan to Eligible Employees, to determine all terms of such Awards, and/or to administer the Plan or any aspect of it. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

     2.2 Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

     (a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee specifies otherwise, for purposes of this Plan (i) the term “fair market value” shall mean, as of any date, the closing price for a Share (as defined in Section 3.1) reported for the last trading day prior to such date by the NASDAQ Stock Market (or such other stock exchange or quotation system on which Shares are then listed or quoted) or, if no Shares are traded on the NASDAQ Stock Market (or such other stock exchange or quotation system) on the date in question, then for the next preceding date for which Shares traded on the NASDAQ Stock Market (or such other stock exchange or quotation system); and (ii) the term “Company” shall mean the Company and its Subsidiaries, unless the context otherwise requires;

     (b) to determine which persons are Eligible Employees (as defined in Section 4), to which of such Eligible Employees, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

     (c) to grant Awards to Eligible Employees and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a change of control), whether such Award complies with Code Section 409A, Notice 2005-1, Proposed Treasury Regulations Sections 1.409-1 through 1.409-6, (and after December 31, 2007 (or sooner at the election of the Committee), Treasury Regulations Sections 1.409A-1 through 1.409A-6) or other factors;

     (d) to establish, verify the extent of satisfaction of, adjust, reduce or waive any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award and to consider the effect of such actions on the qualification of an Award as an ISO.

     (e) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

     (f) to determine whether, and the extent to which, adjustments are required pursuant to Section 9;

     (g) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

     (h) to make all other determinations deemed necessary or advisable for the administration of this Plan.

     2.3 Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Eligible Employees. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

Section 3. Stock Subject to Plan

     3.1 Aggregate Limits. The aggregate number of shares of the Company’s Common Stock, par value $0.01 per share (“Shares”), issued pursuant to all Awards granted under this Plan shall not exceed 500,000. The aggregate number of Shares available for issuance under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 9. The Shares issued pursuant to this Plan may be Shares that either were reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

     3.2 Additional Limits. The aggregate number of Shares subject to Options granted under this Plan during any calendar year to any one Eligible Employee shall not exceed 250,000 (taking into account the number of shares associated with an Option granted and then cancelled during such calendar year). The aggregate number of Shares issued or issuable under all Awards granted under this Plan, other than Options, during any calendar year to any one Eligible Employee shall not exceed 250,000 (taking into account the number of shares associated with the Awards other than Options granted and then cancelled during such calendar year). The foregoing limitations of this Section 3.2 shall not apply to the extent that they are no longer required in order for compensation in connection with grants of Awards under this Plan to be treated as “performance-based compensation” under Code Section 162(m) and, if no longer required, a change in such limitation shall not be subject to stockholder approval as required under Section 12 hereof. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs granted under this Plan shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 3.3 and Section 9 only to the extent that such calculation or adjustment will not (i) require shareholder approval under Reg. § 1.422-2(b)(3) or (ii) affect the status of any Option intended to qualify as an ISO under Code Section 422, or whether this Plan meets the requirements under Code Section 422(b)(1).

     3.3 Issuance of Shares. For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and shall not include Shares subject to Awards that have been canceled, expired or forfeited or Shares subject to Awards that have been delivered (either actually or constructively by attestation) to or retained by the Company in payment or satisfaction of the purchase price or exercise price of an Award.

Section 4. Persons Eligible Under Plan

     Any person who is an employee or prospective employee of the Company or any of its Subsidiaries shall be eligible to be considered for the grant of Awards hereunder; provided that the Award to such prospective employee is conditioned on the prospective employee’s commencement of employment (an “Eligible Employee”); provided, however, with respect to ISOs granted under this Plan, the aggregate fair market value (determined at the time the ISO is granted) of the Shares with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year (under the plans of the Company) shall not exceed $100,000.00. If any ISO is granted that exceeds the limitations of this Section 4 at the first time it is exercisable, it shall not be invalid, but shall constitute, and be treated as, a Nonqualified Option to the extent of such excess. The status of the chairman of the Board of Directors as an “employee” shall be determined by the Committee.

Section 5. Plan Awards

     5.1 Award Types. The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Employees and to confer certain benefits on them. The following arrangements or benefits are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan: Options and Restricted Stock. Such arrangements and benefits are sometimes referred to herein as “Awards.” The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

     (a) Options. An Option is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or terms and conditions or other document evidencing the Award (the “Option Document”). Options intended to qualify as Incentive Stock Options (“ISOs”) pursuant to Code Section 422 and Options not intended to qualify as ISOs (“Nonqualified Options”) may be granted under Section 6.

     (b) Restricted Stock. Restricted Stock is an award or issuance of Shares under Section 7, subject to certain restrictions and the risk of forfeiture and terms as are expressed in the agreement or other document evidencing the Award.

     5.2 Grants of Awards. An Award may consist of one such arrangement or benefit or two or more of them in tandem, and the terms as established by the Committee for all Awards granted hereunder may include performance standards derived from the Qualifying Performance Criteria (as defined in Section 8.2 hereof), and the receipt of any Award may be contingent on performance standards derived from the Qualifying Performance Criteria.

Section 6. Options

     The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

     6.1 Option Document. Each Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Option Documents evidencing ISOs shall contain such terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, with the applicable provisions of Section 422 of the Code.

     6.2 Option Price. Subject to the restriction set forth in the following sentence, the purchase price per share of the Shares subject to each Option granted under this Plan shall equal or exceed 100% of the fair market value of a Share on the date the Option is granted. The previous sentence notwithstanding, if, immediately before an Award intended to qualify as an ISO, an individual owns (or is treated as owning under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any related corporation within the meaning of Reg. § 1.421-1(i)(2)) employing the optionee, the purchase price shall be in no event less than one hundred ten percent (110%) of the stock’s fair market value on the date of grant.

     6.3 Option Term. The “Term” of each Option granted under this Plan, including any ISOs, shall be ten (10) years from the date of its grant, unless (i) the Company makes an Award intended to qualify as an ISO to an individual who owns (or is treated as owning under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any related corporation within the meaning of Reg. § 1.421-1(i)(2)) employing the optionee, in which case, the term shall be five (5) years from the date of its grant or (ii) the Committee provides for a lesser term.

     6.4 Option Vesting. Options granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option’s Term as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

     6.5 Termination of Status as and Employee.

     (a) Termination of Employment. Unless otherwise provided in an Award Agreement relating to an Option, if the employment of an Eligible Employee by the Company is terminated, whether voluntary or for cause, except if such termination occurs due to retirement, death or disability, the Option, to the extent not exercised, shall cease on the date on which Eligible Employee’s employment by the Company is terminated. For purposes of this Section 6.5, an Eligible Employee who leaves the employ of the Company to become an employee of a subsidiary or parent corporation of the Company or a corporation which has assumed the Option of the Company as a result of a corporate reorganization, etc., shall not be considered to have terminated his employment. For purposes of this Section 6.5, the employment relationship of an employee of the Company or of a subsidiary corporation of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence (such as temporary employment by the government) if such leave does not exceed ninety (90) days, or, if longer, so long as his right to reemployment is guaranteed either by statute or by contract.

     (b) Retirement. For purposes of the Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company, shall be deemed to be a termination of such individual's employment other than voluntary or for cause. If an Eligible Employee’s termination is due to retirement, then the Eligible Employee may, but only within ninety (90) days after the date he ceases to be an employee of the Company, exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

     (c) Disability. Unless otherwise provided in an Award Agreement relating to an Option, in the event an Eligible Employee is unable to continue his employment with the Company as a result of his permanent and total disability (as defined in Section 22(e)(3) of the Code), he may, but only within one (1) year from the date of termination, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

     (d) Death of Eligible Employee. Unless otherwise provided in an Award Agreement relating to an Option, if an Eligible Employee dies during the term of the Option and is at the time of his death an employee of the Company who shall have been in continuous status as an employee since the date of grant of the Option, the Option may be exercised at any time within one (1) year following the date of death (or such other period of time as is determined by the Committee), by the Eligible Employee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that Eligible Employee was entitled to exercise the Option on the date of death. To the extent that decedent was not entitled to exercise the Option on the date of death, or if the Eligible Employee’s estate, or person who acquired the right to exercise the Option by bequest or inheritance, does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

     6.6 Payment of Exercise Price. The exercise price of an Option shall be paid in the form of one of more of the following, as the Committee shall specify, either through the terms of the Option Document or at the time of exercise of an Option: (a) cash or certified or cashiers’ check, (b) payment under an arrangement with a broker selected or approved by the Company where payment is made pursuant to an irrevocable commitment by the broker to deliver to the Company proceeds from the sale of the Shares issuable upon exercise of the Option, or (c) a combination of (a) and (b).

     6.7 No Option Repricing. Without the approval of stockholders, the Company shall not reprice any Options. For purposes of this Plan, the term “reprice” shall mean lowering the exercise price of previously awarded Options within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K (including canceling previously awarded Options and regranting them with a lower exercise price).

Section 7. Restricted Stock Awards

     The Committee is authorized to make Awards of Restricted Stock to Eligible Employees in such amounts and subject to such terms and conditions as may be determined by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

     7.1 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination of such times, under such circumstances, in such installments, upon the satisfaction of continued employment, standards derived from the Qualifying Performance Criteria, lapse of time, certain acceleration events like death or disability or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

     7.2 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a standard derived from the Qualifying Performance Criteria during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and re-acquired by the Company; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

     7.3 Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Eligible Employee, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

Section 8. Other Provisions Applicable to Awards

     8.1 Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder and the transferability of such Award complies with Reg. § 1.422-2(a)(2)(v), no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto.

     8.2 Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, to a business unit or subsidiary, or based on comparisons of any of the performance measures relative to other companies, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share or increases of same, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital or investment, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) pre-tax or after-tax profit levels expressed in either absolute dollars, (p) revenues or revenue growth, (q) economic or cash value added, (r) results of customer satisfaction surveys, (s) other measures of performance, quality, safety, productivity or process improvement, (t) market share and (u) overhead or other expense reduction. These factors may have a minimum performance standard, a target performance standard and a maximum performance standard. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

     8.3 Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Eligible Employee with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

     8.4 Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of this Plan. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Eligible Employee and that such Eligible Employee agrees to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Eligible Employee holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

     8.5 Financing. Unless prohibited by federal and state law, or the rules or regulations thereunder, the Committee may in its discretion provide financing to an Eligible Employee in a principal amount sufficient to pay the purchase price of any Award and/or to pay the amount of taxes required by law to be withheld with respect to any Award. Any such loan shall be subject to all applicable legal requirements and restrictions pertinent thereto, including Regulation U promulgated by the Federal Reserve Board. The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever in connection therewith.

     8.6 Compliance with Code Section 409A. Notwithstanding any language to the contrary in this Plan, the Committee will ensure that the terms and conditions of any Awards issued will comply with the applicable provision of Code Section 409A or the regulations or other pronouncements thereunder.

     8.7 Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by an Eligible Employee or other subsequent transfers by an Eligible Employee of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Eligible Employees, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

Section 9. Changes in Capital Structure

     9.1 Corporate Actions Unimpaired. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (a) the issuance by the Company of shares of stock of any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (b) the payment of a dividend in property other than Shares, or (c) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the purchase price per Share, unless the Committee shall determine in its sole discretion that an adjustment is necessary to provide equitable treatment to an Eligible Employee.

     9.2 Adjustments Upon Certain Events. If the outstanding Shares or other securities of the Company, or both, for which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, or reorganization, the Committee may appropriately and equitably adjust the number and kind of Shares or other securities which are subject to the Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price, provided, however, that such adjustment shall be made so as not to affect the status of any Award intended to qualify as an ISO or as “performance based compensation” under Section 162(m) of the Code.

Section 10. Mergers and Liquidation

     Except as limited by the provisions of Code Section 422 of the Code and the terms of any individual Award, if the company is the surviving corporation in any merger or consolidation, all Awards shall remain in force, and any: (1) Option granted under the Plan shall remain outstanding pursuant to the terms of the Plan and the Award; and (2) Restricted Stock granted under the Plan shall continue to be outstanding pursuant to the terms of the Award and this Plan. Except to the extent otherwise provided in an Award document, by the Board, or as limited by Code Section 422, dissolution or liquidation of the Company shall cause every unvested Option, Restricted Stock or other Award for which there remains contingencies, conditions and unmet performance standards to terminate. Except as limited by Code Section 422, a merger or consolidation in which the Company is not the surviving corporation shall also cause every unvested Option or Restricted Stock for which there remains contingencies, conditions and unmet performance standards to terminate unless specifically provided otherwise in an Award document or by the Board.

Section 11. Taxes

     11.1 Withholding Requirements. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by an Eligible Employee of any taxes that the Committee determines are required in connection with any Award granted under this Plan, and an Eligible Employee’s rights in any Award are subject to satisfaction of such conditions.

     11.2 Payment of Withholding Taxes. Notwithstanding the terms of Section 11.1, the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Eligible Employee, in connection with the exercise, vesting, settlement or transfer of any Award shall be paid or, at the election of the Eligible Employee, may be paid by the Company by withholding shares of the Company’s capital stock otherwise issuable or subject to such Award, or by the Eligible Employee delivering previously owned shares of the Company’s capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid, or by a broker selected or approved by the Company paying such amount pursuant to an irrevocable commitment by the broker to deliver to the Company proceeds from the sale of the Shares issuable under the Award. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to approval by the Committee.

Section 12. Amendments or Termination

     The Board may amend, alter or discontinue this Plan or any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the anti-dilution adjustment provisions of Section 9.2, no such amendment shall, without the approval of the stockholders of the Company:

     (a) change the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

     (b) extend the term of this Plan; or

     (c) change the class of persons eligible to be Eligible Employees.

     The Board may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder’s consent, under any Award theretofore granted; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change in control, recapitalization, stock dividend, stock split, reorganization, merger, consolidation or similar type transaction that such amendment or alteration either is required or advisable in order for the Company, the Plan, or any Award granted, to satisfy any law or regulation or to meet the requirements of any accounting standard.

Section 13. Compliance with Other Laws and Regulations

     This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in an Eligible Employee’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for the Eligible Employees.

     Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

Section 14. No Right to Company Employment

     Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time. The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

Section 15. Liability of Company

     The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to an Eligible Employee or other persons as to:

     (a) The Non-Issuance of Shares. The non-issuance or sale of shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

     (b) Tax Consequences. Any tax consequence expected, but not realized, by any Eligible Employee or other person due to the receipt, exercise or settlement of any Award granted hereunder.

Section 16. Effectiveness and Expiration of Plan

     This Plan shall be effective on the date the Company’s Board of Directors adopts this Plan, and no ISOs shall be granted prior to such date. All Awards granted under this Plan are subject to, and may not be exercised before the approval of this Plan by the stockholders. If such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. No Awards shall be granted pursuant to this Plan more than ten (10) years after the effective date of this Plan.

Section 17. Incentive Stock Options

     Notwithstanding anything in the Plan to the contrary, it is the intention of the Company and the Committee that all terms and provisions relating to ISOs of this Plan shall be consistent with the requirements of Code Section 422 and the applicable regulations thereunder, as of the effective date of this plan, and to the extent any term or provision of this Plan relating to ISOs is inconsistent with Code Section 422 and the applicable regulations thereunder at that date, the term or provision shall be read, interpreted or substituted so as to be consistent with the applicable provision of Code Section 422 or the regulations thereunder.

Section 18. Non-Exclusivity of Plan

     Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 19. Governing Law

     This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Arizona and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

Section 20. Miscellaneous Matters

     20.1 Annulment of Awards. The grant of any Award payable in Shares is provisional until the Eligible Employee becomes entitled to the certificates in settlement thereof. In the event the employment of an Eligible Employee is terminated for cause (as defined below), any Award which is provisional shall be annulled as of the date of such termination for cause. For the purpose of this Section 21.1, the term “terminated for cause” means any discharge for violation of the policies and procedures of the Company or any Subsidiary or for other job performance or conduct which is detrimental to the best interests of the Company or a Subsidiary.

     20.2 Securities Law Restrictions. No Shares shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares is then listed, and any applicable Federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to refer to those restrictions. Further, without limiting the foregoing, each person exercising an Option or receiving Restricted Stock may be required by the Company to give a representation in writing that he or she is acquiring Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof (regardless of whether such option and Shares covered by the Plan are registered under the Securities Act of 1933, as amended). As a condition of transfer of the certificate evidencing Shares, the Committee may obtain such other agreements or undertakings, if any, that it may deem necessary or appropriate to assume compliance with any provisions of the Plan or any law or regulation. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities laws. The Board may cause a legend or legends to be put on any such certificate to refer to those restrictions.

     20.3 Award Agreement. Each Eligible Employee receiving an Award under the Plan shall enter into an, Award Agreement (“Award Agreement”) with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee, in its sole discretion, shall determine.

     20.4 Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

     20.5 Tax Reimbursement Payments to Eligible Employees. Unless prohibited by federal and state law, or the rules and regulations thereunder, the Committee, pursuant to the terms of the agreements or other documents pursuant to which specific Awards are made under the Plan, may agree to reimburse Eligible Employees for some or all of the federal, state and local income taxes associated with the grant or exercise of an Award or the receipt of the cash or Shares from an Award (including any additional tax imposed due to Code Section 409A), or the 20% excise tax on any “excess parachute payments” under Code Sections 280G and Code Section 4999, and may agree to reimburse such Eligible Employees for some or all the additional federal, state and local income tax associated with the payments made under this Section 20.5.

     20.6 Government Regulations. The Plan and the granting and exercise of Options and Shares hereunder, and the obligations of the Company to sell and deliver Shares under Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     20.7 Interpretation. If any provision of the Plan is held invalid for any reason, such holding shall not affect the remaining provisions of the Plan, but instead the Plan shall be construed and enforced as if such provisions had never been included in the Plan. Headings contained in the Plan are for convenience only and shall in no manner be construed as part of this Plan. Any reference to the masculine, feminine or neuter gender shall be a reference to such other gender as is appropriate

Amtech Systems, Inc.

Holder Account Number

_______________________________________________________

_______________________________________________________

A	ITEMS OF BUSINESS
1. ELECTION OF DIRECTORS - The Board of Directors recommends a vote FOR the listed nominees as Directors.
	For	Withhold
1. Jong S. Whang	☐	☐	……………...…votes
2. Michael Garnreiter	☐	☐	……………...…votes
3. Alfred W. Giese	☐	☐	……………...…votes
4. Brian L. Hoekstra	☐	☐	……………...…votes
5. Robert F. King	☐	☐	……………...…votes

2. APPROVAL OF 2007 EMPLOYEE STOCK INCENTIVE PLAN – The Board of Directors recommends a vote FOR the proposed 2007 Employee Stock Incentive Plan.

☐ FOR ☐ AGAINST ☐ ABSTAIN

B	AUTHORIZED SIGNATURES – Sign here – This section must be completed for your instructions to be executed.

The undersigned agrees that the proxy holder is authorized to cumulate votes in the election of directors and to vote for less than all of the nominees.

Please sign exactly as your name appears on the front of this proxy card. When shares are held in common or in joint tenancy, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please return in the enclosed, postage-paid envelope.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
[______________________________________]	[_______________________________________]	[___/___/______]

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PROXY - AMTECH SYSTEMS, INC.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF AMTECH SYSTEMS, INC. FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Amtech Systems, Inc., an Arizona corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 24, 2007, and hereby appoints Jong S. Whang and Bradley C. Anderson, and each or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of AMTECH SYSTEMS, INC. to be held at the Hilton Phoenix Airport Hotel, 2435 South 47th Street, Phoenix, Arizona on Monday, May 18, 2007, at 10:00 a.m., Arizona time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE 2007 EMPLOYEE STOCK INCENTIVE PLAN, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY COME BEFORE THE MEETING.

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